Exhibit 10.2

AMENDMENT N° 1 TO THE

COLLABORATION AGREEMENT

BY AND BETWEEN

PHARMACYCLICS, INC.,

AND

LES LABORATOIRES SERVIER
AND
INSTITUT DE RECHERCHES INTERNATIONALES SERVIER

This Amendment No. 1 to Collaboration Agreement (“Amendment 1”) is entered into as of January 5, 2012 (the “Amendment Effective Date”) by and between Pharmacyclics, Inc., a corporation organized under the laws of the State of Delaware, U.S.A., having offices at 995 East Arques Avenue, Sunnyvale, California 94085, United States of America, (“Pharmacyclics”), Les Laboratoires Servier, a company organized under the laws of France, having offices at 50 rue Carnot, 92150 Suresnes, France (“Servier”) and Institut de Recherches Internationales Servier, a company organized under the laws of France, having offices at 6, Place des Pléiades, 92415 Courbevoie.  Pharmacyclics and and Servier are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

- Whereas, the Parties have signed a Collaboration agreement (hereinafter the “Agreement”) on April 9th, 2009;

- Whereas the Parties wish to amend SEVERAL TERMS AND CONDITIONS OF THE AGREEMENT as indicated below;

IN WITNESS THEREOF THE PARTIES HAVE AGREED AS FOLLOWS.

ARTICLE 1

1.           Section1.14 of the Agreement is hereby deleted in its entirety and superseded as follows: “Combination Product” means a product that contains a Licensed Product and either :

a)	a Pharmacyclics Combination Product (s); or
b)	a Servier Combination Product (s); or
c)	a Third Party Combination Product(s).

2.           Section 1.45 of the Agreement is hereby deleted in its entirety and superseded as follows:

“Licensed Product(s)” means any pharmaceutical preparation in final form (or, where the context so indicates, the form under development) containing a Collaboration Compound as a primary active therapeutic ingredient.

3.           Section 1.81 of the Agreement is hereby deleted in its entirety and superseded as follows:

“Servier Patent Rights” means any Patent Right Controlled by Servier before or during the Term and necessary or useful to Manufacture, have Manufactured, use, sell, have sold, import and export Licensed Products and Combination Products, including Servier’s interest in Joint Patents.

Three new definitions are inserted as follows:

“Pharmacyclics Combination Product(s)” means a product that contains a Licensed Product and one (1) or more Active Component(s) Controlled by Phamacyclics.

“Servier Combination Product(s)” means a product that contains a Licensed Product and one (1) or more Active Component(s) Controlled by Servier.

“Third Party Combination Product(s)” means a product that contains a Licensed Product and one (1) or more Active Component(s) Controlled by a Third Party.

ARTICLE 2

1.           Article 2 shall be deleted in its entirety and superseded as follows:

2.1           Joint Steering Committee.

(a)           Establishment.  Within fifteen (15) Business Days after the Amendment Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to manage the overall Collaboration and resolve any disputed matter of the JRDC all in accordance with this Section 2.1.  Each Party shall initially appoint at least three (3) representatives to the JSC.  The JSC membership and procedures are further described in Section 2.3.

(b)           Specific Responsibilities of the JSC.  The JSC shall in particular, in accordance with the decision-making principles set forth in Section 2.4:

(i)            coordinate the activities of the Parties under this Agreement, including facilitating communications between the Parties with respect to the research, development and Manufacture of the Collaboration Compound(s) and the Licensed Product;

(ii)           provide a forum for discussion of the research, development,  Manufacture , registration and commercialization of the Collaboration Compound(s) and the Licensed Product;

(iii)          review and discuss the Research Program, the Research Plan and the Development Plans and associated  budgets and any annual or interim updates and proposed amendments thereto;

(iv)          direct and oversee the JRDC and any other operating committee established by the JSC, on all significant issues that fall within the purview of such committees;

(v)           attempt to resolve issues presented to it by, and disputes within, the other Committees, including the JRDC, in accordance with Section 2.4; and

(vi)          perform such other duties as are expressly assigned to the JSC in this Agreement, and perform such other functions as appropriate to further the purposes of this Agreement as may be allocated to it by written agreement of the Parties.

2.2           Joint Research and Development Committee.

(a)           Establishment.  Within fifteen (15) Business Days after the Amendment Effective Date, the Parties shall establish a joint research and development committee (the “Joint Research and Development Committee” or “JRDC”) to monitor the implementation of the Research Program and to exchange their views over the development of the Collaboration Compound(s), the Licensed Product under this Agreement.  Each Party shall initially appoint at least three (3) representatives to the JRDC.  The JRDC membership and procedures are further described in Section 2.3.

(b)           Specific Responsibilities of the JRDC.  The JRDC shall in particular, in accordance with the decision-making principles set forth in Section 2.4:

(i)            coordinate the activities of the Parties under and oversee the implementation of the Research Program, under the Research Plan, and prepare annual and interim updates to the Research Program;

(ii)           review and discuss the development activities of the Parties, including the Development Plans;

(iii)          provide a forum for and facilitate communications between the Parties with respect to the research and development of the Collaboration Compound(s) and Licensed Product;

(iv)          review and discuss the Data and results generated under the Research Program;

(v)           coordinate the exchange of Data between the Parties;

2.3           General Committee Membership and Procedures.

(a)           Membership.  Each of Servier and Pharmacyclics shall designate representatives with appropriate expertise to serve as members of each Committee, and each representative may serve on more than one Committee as appropriate in view of the individual’s expertise.  Each Party may replace its Committee representatives at any time upon written notice to the other Party.  Each Committee shall have co-chairpersons.  Servier and Pharmacyclics shall each select from their representatives a co-chairperson for each of the Committees, and each Party may change its designated co-chairpersons from time to time upon written notice to the other Party.  The co-chairpersons of each Committee shall be responsible for calling meetings and preparing and circulating meeting agendas and minutes, but the co-chairpersons shall have no additional powers or rights beyond those held by other Committee members.

(b)           Meetings.  Each Committee shall hold meetings at such times as it elects to do so, provided that unless the Parties otherwise agree in writing to a different frequency for such meetings, each Committee shall meet at least twice each calendar year, and provided further that the Parties shall, to the extent practicable, schedule meetings of different Committees on the same day and in the same location.  Either Party may also call a special meeting of a Committee (by videoconference or teleconference) by at least fifteen (15) Business Days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the applicable Committee no later than fifteen (15) Business Days prior to the special meeting with materials reasonably adequate to enable an informed decision.  No later than five (5) Business Days prior to any Committee meeting, the co-chairpersons of such Committee shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting.  Each Committee may invite non-members (including consultants and advisors of a Party who are under an obligation of confidentiality consistent with this Agreement) to participate in its meetings, provided that such non-member participants shall have no voting authority at such meetings.  Each Committee may meet in person, by videoconference or by teleconference, provided however, at least one (1) meeting of each Committee per calendar year shall be in person unless the Parties mutually agree in writing to waive such requirement in lieu of a videoconference or teleconference.  In-person Committee meetings shall be held alternately in Sunnyvale, California, U.S. and Paris, France.  Each Party shall bear the expense of its respective Committee members’ participation in Committee meetings.  Committee meetings shall be effective only if at least one (1) representative of each Party is present or participating in such meeting.  The co-chairpersons of a Committee shall be responsible for preparing reasonably detailed written minutes of all meetings of such Committee that reflect, without limitation, all material decisions made at such meetings.  The co-chairpersons shall send draft meeting minutes to each member of such Committee for review and approval promptly after each Committee meeting.  Such minutes shall be deemed approved unless one or more members of such Committee objects to the accuracy of such minutes within thirty (30) days of receipt.

2.4           Decision Making.

(a) Within JSC and Operating Committees.  All decisions within the JSC, JRDC, or any other operating Committee shall be made by consensus, with the co-chairperson from each Party having each one (1) vote.  If a dispute arises which cannot be resolved within any Committee other than the JSC, the representatives of either Party may cause such dispute to be referred to the JSC for resolution. If after reasonable discussion and good faith consideration of the other Party’s views on a particular matter before the JSC, including any disputes referred to the JSC by another Committee, the JSC is still unable to reach a unanimous decision on such matter for a period of fifteen (15) days, then either Party may upon notice to the other Party, refer such matter to the executive officers (or their representatives) of the Parties for attempted resolution by good faith negotiations within thirty (30) days after such notice is received, including at least one (1) in person meeting within twenty (20) days after such notice is received.  If the Executive Officers (or their representatives) are not able to resolve such disputed matter within thirty (30) days and either Party wishes to pursue the matter, then such matter may be referred to arbitration as indicated in Section 12.2.2.

(b)           Exceptions. Notwithstanding the preceding Section 2.4(a), any and all decision regarding the development of the Licensed Product in the Territory shall be taken solely by Servier, Pharmacyclics being only entitled to give advices to Servier via the Committees.

(c)           Limitations of Committee Authority.  Each Committee shall have solely the powers expressly assigned to it in this Article 2 and elsewhere in this Agreement or as otherwise agreed to by the Parties in writing.  A Committee shall not have any power to amend, modify, or waive compliance with the terms of this Agreement.  It is expressly understood and agreed that the control of decision-making authority by Pharmacyclics or Servier, as applicable, pursuant to this Section 2.4, so as to resolve a disagreement or deadlock on a Committee or between the executive officers for any matter will not authorize either Party to unilaterally modify or amend, or waive its own compliance with, the terms of this Agreement.

(d)           Good Faith.  In conducting themselves on Committees, and in exercising their rights under this Section 2.4, all representatives of both Parties shall consider, reasonably and in good faith, all input received from the other Party, and shall use reasonable efforts to reach consensus on all matters before them. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take, or shall be penalized for not taking, any action that is not in compliance with such Party’s ethical business practices and policies or that such Party reasonably believes is not in compliance with applicable Laws.

ARTICLE 3

1.           The third sentence of Section 4.2 of the Agreement is hereby amended by replacing the words “commercialization of Products in the Territory” with the words “commercialization of Licensed Products and Combination Products in the Territory.”

2.           The fifth sentence of Section 4.2 is amended by replacing the words “useful for registration and commercialization of Licensed Products outside the Territory” with the words “useful for development, Manufacture, registration, promotion, distribution, and commercialization of Licensed Products and Combination Products in connection with seeking and obtaining Regulatory Approval outside the Territory and/or commercialization outside the Territory, and/or as is necessary or useful to exercise the rights or practice the licenses granted in Section 6.1.3.”

ARTICLE 4

1.           Section 6.1.3 of the Agreement is hereby deleted in its entirety and superseded as follows:

“Development and Commercialization License to Pharmacyclics.  Subject to the terms and conditions of this Agreement, Servier hereby grants to Pharmacyclics a fully-paid, royalty free, exclusive right and license, with the right to grant sublicense rights, under the Servier IP to develop, have developed, make, have made, use, have used, import, offer for sale, lease, market, sell, and have sold Licensed Products, Collaboration Compounds (whether or not in final form), and Pharmacyclics Combination Products outside the Territory.   Notwithstanding the foregoing and the licenses granted to Servier in Section 6.1.1 above, Pharmacyclics retains a nonexclusive right under the Pharmacyclics IP to, and Servier hereby grants to Pharmacyclics a fully-paid, royalty free, nonexclusive right and license, with the right to grant sublicense rights, under the Servier IP to directly, or through others, Manufacture Collaboration Compounds (whether or not in final form), Pharmacyclics Combination Products or Licensed Products in the Territory.  Notwithstanding the foregoing, Pharmacyclics agrees that it will not conduct human clinical trials of any Collaboration Compounds, Licensed Products or Pharmacyclics Combination Products in the Territory without first obtaining Servier’s written consent.

2.           Section 6.2 of the Agreement is hereby amended by insertion of the words “within the Territory” at the end of the first sentence of such section.

3.           A new section 6.1.5 is inserted as follows:

Third Party Combination Product(s).  Should either Party decide to develop a Third Party Combination Product, the Parties will discuss the possibility and the terms and conditions upon which the other Party can be granted a license on the Third Party Patents and Know-How necessary or useful to exploit the Third Party Combination Product(s) in its territory.

ARTICLE 5

1.           Article 8.5 shall be deleted in its entirety and superseded as follows :

Publication and Communication

Prior to the disclosure of any abstracts, press release or communication to shareholders that includes Data or other information relating to the Collaboration Compounds or a Licensed Product that has not been previously disclosed, the Party willing to disclose (hereinafter the “Disclosing Party”) such shall provide the other Party a copy thereof for its review and approval for at least seven (7) Business Days before the intended day of disclosure. The Disclosing Party shall take in good faith consideration the comments received from the other Party.

For any other type of disclosure (such as but not limited to scientific communication, publications, etc) that includes Data or other information relating to the Collaboration Compounds or a Licensed Product that has not been previously disclosed (each, a “Publication”), the Party proposing such Publication shall provide the other Party a copy thereof for its review for at least thirty (30) Business Days unless such Party is required by law to publish such information sooner.  Such Party shall consider in good faith any comments provided by the other Party during such period.  In addition, the Party proposing such Publication shall, at the request of the other Party, remove any Confidential Information of the other Party therefrom, except each Party shall have the right to publicly disclose any information, including Confidential Information, pertaining to safety of a Licensed Product that such Party believes in good faith it is obligated to disclose.  Without limiting the foregoing, it is understood that the principles to be observed in any disclosures described in this Article 8.5 shall be accuracy, compliance with applicable law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of the FDA (and its foreign counterparts).  Accordingly, any comments provided by the other Party on a disclosure submitted to it by the publishing Party pursuant to this Article and/or any requests for any Confidential Information to be removed from any such disclosure shall comply with such principles.  The contribution of each Party shall be noted in all Publications by acknowledgment or co-authorship, whichever is appropriate.

ARTICLE 6

1.           Article 11.6.4. shall be deleted in its entirety and superseded as follows :

11.6.4.                      Licenses to Data, Confidential Information and Trademarks. In case of a termination of this Agreement by Pharmacyclics on the basis of Section 11.3 and 11.4, or by Servier on the basis of Section 11.2 or 11.5 the following shall apply:

(a)           Pharmacyclics shall have a perpetual, fully paid-up, royalty-free non-exclusive license, which includes the right to sublicense, under the Servier IP (including any Data and Confidential Information of Servier) to develop, Manufacture, have Manufactured, use, promote, market, sell, offer for sale, import, export and otherwise commercialize the Licensed Product, Collaboration Compounds (whether or not in final form) and Pharmacyclics Combination Products, outside the Territory, and, if the Data does not include the results of a Phase III Clinical Trial financed by Servier, inside the Territory.

(b)           In the event that the above mentioned Data includes the results of a Phase III Clinical Trial financed by Servier, Pharmacyclics shall have a royalty-bearing (the amount of such royalty to be negotiated in good faith by the Parties) exclusive license, which includes the right to sublicense, under the Servier IP (including any Data and Confidential Information of Servier) to develop, Manufacture, have Manufactured, use, promote, market, sell, offer for sale, import, export and otherwise commercialize the Licensed Product, Collaboration Compounds (whether or not in final form) and Pharmacyclics Combination Products in the Territory.
ARTICLE 7

A new section 13.17 is hereby inserted as follows:

If a Party is entitled to attorney-client or attorney work product privileges from disclosure established under public policy provisions, such privileges shall apply and may be invoked by the other Party.

ARTICLE 8

Any and all stipulations of the Agreement not modified herein shall remain in full force and effect.

In Witness whereof the Parties have executed this Agreement by their proper officers as of January 5, 2012 (the “Amendment Effective Date”).

PHARMACYCLICS INC	LES LABORATOIRES SERVIER

Robert DUGGAN	Christian BAZANTAY
Chairman and CEO	Proxy

INSTITUT DE RECHERCHES
INTERNATIONALES SERVIER

Emmanuel CANET
President R&D